Exhibit 99.A

News For Immediate Release
El Paso Pipeline Partners Reports Sharp Increase in Third Quarter Results
HOUSTON, TEXAS, November 4, 2009—El Paso Pipeline Partners, L.P. (NYSE: EPB) is reporting today third quarter 2009 financial and operational results for the partnership.
Highlights:
-	Net income attributable to El Paso Pipeline Partners, L.P. (EPB) of $46.6 million — up from $33.2 million in the third quarter of 2008

-	Earnings of $0.35 per common unit, versus $0.29 per common unit in the third quarter of 2008

-	Distributable cash flow of $53.7 million — an increase of 57 percent from the third quarter of 2008

-	Increased quarterly cash distributions to $0.35 per common and subordinated unit for the third quarter of 2009, an approximately 17 percent increase from the third quarter of 2008

-	Placed WIC-Piceance Lateral Expansion in-service

-	Completed the acquisition of additional interests in Colorado Interstate Gas Company (CIG)
“We completed another outstanding quarter with strong increases in cash flow and earnings,” said Jim Yardley, president and chief executive officer of El Paso Pipeline Partners. “Our growth is supported by high quality assets with underlying expansion opportunities and a strong sponsor whose interests are fully aligned with unitholders. During the quarter we completed our second acquisition from El Paso Corporation and placed the WIC Piceance Lateral Expansion into service on schedule and on budget.”
A summary of financial results for the quarter and nine months ended September 30, 2009 and 2008 follows:

	Quarters Ended		Nine Months Ended
Financial Results	September 30,		September 30,
($ in millions, except per unit amounts)	2009	2008	2009	2008

Operating revenues	$128.8	$103.3	$386.5	$331.7
Operating expenses
Operation and maintenance	39.2	40.0	114.4	114.5
Depreciation and amortization	16.7	14.6	49.8	43.7
Taxes, other than income	5.9	5.4	18.0	16.1

Operating income	67.0	43.3	204.3	157.4

Earnings from unconsolidated affiliates	11.9	4.8	37.0	20.0

Other income, net	0.4	3.4	4.7	6.6

EBIT before adjustment for noncontrolling interests (NCI)	79.3	51.5	246.0	184.0
Net income attributable to NCI	(13.7)	(10.7)	(44.7)	(42.5)

EBIT	65.6	40.8	201.3	141.5
Interest and debt expense, net	(19.4)	(12.1)	(53.9)	(41.9)
Affiliated interest income, net	0.4	4.5	1.5	20.5

Net income attributable to EPB	$46.6	$33.2	$148.9	$120.1

Net income attributable to EPB per limited partner unit—Basic and Diluted
Common units	$0.35	$0.29	$1.14	$0.87
Subordinated units	$0.35	$0.14	$1.09	$0.73
Financial Results
In July 2009, El Paso Pipeline Partners completed its acquisition of an additional 18 percent interest in CIG for $214.5 million in cash and now owns a 58 percent interest in CIG. Following the acquisition of these additional interests, CIG is now consolidated into the partnership. Financial results for all periods presented include retrospective adjustments to include 58 percent of CIG and to reflect El Paso Corporation’s 42 percent interest in CIG as a noncontrolling interest.
For the quarter and nine months ended September 30, 2009, El Paso Pipeline Partners reported net income attributable to the partnership of $46.6 million and $148.9 million,

respectively, compared with $33.2 million and $120.1 million, respectively, for the same periods in 2008. Earnings before interest and taxes (EBIT) for the quarter and nine months ended September 30, 2009 was $65.6 million and $201.3 million respectively, compared with $40.8 million and $141.5 million respectively, for the same 2008 periods. Operating income for the quarter and nine months ended September 30, 2009, was $67.0 million and $204.3 million, respectively compared with $43.3 million and $157.4 million for the same 2008 periods
The improvement in net income, EBIT, and operating income for both periods is due to the completion of several organic growth projects including the Medicine Bow expansion, High Plains pipeline, Totem Gas Storage facility, and the Piceance Lateral expansion. Net income and EBIT also increased due to the acquisition of additional interests in SNG in 2008.
Distributable cash flow for the quarter ended September 30, 2009 was $53.7 million, up 57 percent from $34.1 million in the third quarter 2008. Distributable cash flow increased as a result of the acquisition of additional interests in CIG and SNG , and the completion of the organic growth projects mentioned above. Distribution coverage for the third quarter of 2009 was 1.19 times.
Equity Investment
El Paso Pipeline Partners recognized equity in earnings of $11.2 million from its 25 percent ownership interest in SNG for the quarter and $35.7 million for the nine months ended September 30, 2009, compared with $4.5 million and $19.1 million, respectively, for the same 2008 periods. The partnership’s share of SNG’s distributable cash flow was $10.6 million and $34.1 million for the quarter and nine months ended September 30, 2009, respectively, compared with $10.2 million and $24.1 million, respectively, for the same 2008 period.
The increase in earnings and distributable cash flow from El Paso Pipeline Partners’ equity investment in SNG for the nine month ended periods is due primarily to its higher ownership interest following its September 2008 acquisition and increased service revenues related to SNG’s recent rate case settlement. This was partially offset by proceeds received by SNG from the Calpine bankruptcy settlement in 2008 and lower allowance for funds used for construction (AFUDC) equity income due to the completion of pipeline projects in 2008.
Interest and Debt Expense
For the quarter and nine months ended September 30, 2009, interest and debt expense was $19.4 million and $53.9 million, respectively, compared with $12.1 million and $41.9 million, respectively, for the same 2008 periods. The increase is due to higher average debt balances, primarily related to the financing of the acquisition of additional interests in CIG and SNG in September 2008, and interest expense related to the WYCO financing obligation. These additional interest charges were substantially offset by lower interest rates on the partnership’s credit facility, under which average rates for the quarter and nine months ended September 30, 2009, were 0.7 percent and 0.8 percent, respectively, compared with 3.0 percent and 3.6 percent, respectively, for the same 2008 periods.
Liquidity
El Paso Pipeline Partners maintains a $750 million revolving credit facility, which is underwritten by a diverse group of 25 financial institutions and matures in November 2012. As of September 30, 2009, the partnership had approximately $200 million of available capacity on this facility. In addition to the amounts available under its revolving credit facility, the partnership had a cash balance of approximately $12 million and $112 million in demand notes receivable from El Paso Corporation.
The partnership will utilize its revolving credit facility and demand notes receivable from El Paso Corporation to fund its on-going growth capital expenditures. The partnership has more than adequate liquidity to execute on its backlog of committed growth projects through 2010.
Capital Projects
During the nine months ended September 30, 2009, El Paso Pipeline Partners invested $102.4 million primarily for the Piceance Lateral, Raton 2010, and Totem Storage expansion projects. Maintenance capital expenditures for the same 2009 period were $16.7 million.

Increased Third Quarter Cash Distribution
On October 19, 2009, El Paso Pipeline Partners declared cash distributions of $0.35 per limited partner unit for the third quarter 2009, which is a 6.1 percent increase from the $0.33 paid for the second quarter 2009 and a 16.7 percent increase from the $0.30 paid for the third quarter 2008. The cash distribution will be paid on November 13, 2009 on all outstanding common and subordinated units to holders of record as of the close of business on October 30, 2009.
Webcast Information
El Paso Pipeline Partners has scheduled a live webcast to review its third quarter 2009 results on November 4, 2009, beginning at 11:30 a.m. Eastern Time, 10:30 a.m. Central Time, which may be accessed online through El Paso Pipeline Partners’ Web site at www.eppipelinepartners.com in the Investors section. During the webcast, management will refer to slides that will be posted on the Web site. The slides will be available one hour before the webcast and can be accessed in the Investors section. A limited number of telephone lines will also be available to participants by dialing (877) 221-1089 (conference ID # 38673418) 10 minutes prior to the start of the webcast.
A replay of the webcast will be available online through the partnership’s Web site in the Investors section. A telephone audio replay will be also available through November 13, 2009 by dialing (800) 642-1687 (conference ID # 38673418). If you have any questions regarding this procedure, please contact Margie Fox at (713) 420-2903.
The partnership’s financial statements, including its September 30, 2009, Form 10-Q, will be available in the Investors section of the partnership’s Web site at www.eppipelinepartners.com. Copies of the filed documents, including the partnership’s Quarterly Reports on Form 10-Q and its 2008 Annual Report on Form 10-K are also available, free of charge, by calling (877) 357-2766.
El Paso Pipeline Partners, L.P. is a Delaware limited partnership formed by El Paso Corporation to own and operate natural gas transportation pipelines and storage assets. El Paso Corporation owns a 65 percent limited partner interest and a 2 percent general partner interest in the partnership. El Paso Pipeline Partners, L.P. owns Wyoming Interstate Company, an interstate pipeline system serving the Rocky Mountain region, a

58 percent interest in Colorado Interstate Gas Company which operates in the Rocky Mountain region, and a 25 percent interest in Southern Natural Gas Company, which operates in the southeastern region of the United States. For more information about El Paso Pipeline Partners, visit www.eppipelinepartners.com.
Disclosure of Non-GAAP Financial Measures
The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP.
We use the non-GAAP financial measure Distributable Cash Flow as it provides important information relating our financial operating performance to our cash distribution capability. Additionally, we use Distributable Cash Flow in setting forward expectations and in communications with our board of directors of our general partner. We define Distributable Cash Flow as Adjusted EBITDA less cash interest expense, maintenance capital expenditures, and other income and expenses, net, which primarily includes a non-cash allowance for equity funds used during construction and other non-cash items. We use EBIT as a measure to assess the operating results and effectiveness of our business, which consists of consolidated operations as well as investments in unconsolidated affiliates. We define the non-GAAP financial measure EBIT as net income adjusted for interest and debt expense, net of interest income, and net income attributable to noncontrolling interests so that investors may evaluate our operating results without regard to our financing methods or capital structure. We believe EBIT is useful to investors because it provides them with one of the same metrics used by El Paso to evaluate our performance. Adjusted EBITDA, which is also a non-GAAP financial measure, is defined as net income plus, (i) depreciation and amortization expense, (ii) interest and debt expense, net of interest income, (iii) the partnership’s share of distributions declared by unconsolidated affiliates for the applicable period, (iv) net income attributable to noncontrolling interests, less (i) affiliated interest income, net of affiliated interest expense, (ii) earnings from unconsolidated affiliates, and (iii) CIG’s declared distributions to El Paso Corporation.
We believe that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the partnership and to compare the operating and financial performance of the partnership with the performance of other publicly traded partnerships within the industry. Distributable Cash Flow, EBIT and Adjusted EBITDA should not be considered an alternative to net income, earnings per unit, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. These non-GAAP measures both exclude some, but not all, items that affect net income and operating income and these measures may vary among other companies.

Therefore, Distributable Cash Flow, EBIT and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that we have available for distributions or that we plan to distribute for a given period, nor do they equate to available cash as defined in our partnership agreement.

	Quarters Ended		Nine Months
Non-GAAP Reconciliation Schedule	September 30,		Ended September 30,
($ millions)	2009	2008	2009	2008

Net income	$60.3	$43.9	$193.6	$162.6
Net income attributable to NCI	(13.7)	(10.7)	(44.7)	(42.5)

Net income attributable to EPB	46.6	33.2	148.9	120.1
Add: Interest and debt expense, net	19.4	12.1	53.9	41.9
Less: Affiliated interest income, net	(0.4)	(4.5)	(1.5)	(20.5)

EBIT	65.6	40.8	201.3	141.5
Add: Depreciation and amortization	16.7	14.6	49.8	43.7
Distributions declared by unconsolidated affiliates	10.9	10.2	37.2	24.1
Net income attributable to NCI	13.7	10.7	44.7	42.5
Less: Equity earnings from unconsolidated affiliates	(11.9)	(4.8)	(37.0)	(20.0)
CIG declared distributions to El Paso*	(14.9)	(16.8)	(49.6)	(75.5)

Adjusted EBITDA	80.1	54.7	246.4	156.3
Less: Cash interest expense, net	(18.4)	(8.2)	(52.0)	(21.1)
Maintenance capital expenditures	(7.0)	(8.3)	(16.7)	(19.0)
Other, net	(1.0)	(4.1)	(6.9)	(8.6)

Distributable cash flow	$53.7	$34.1	$170.8	$107.6

*	CIG declared distributions to El Paso include distributions of pre-acquisition earnings at El Paso’s historical ownership interest level of $5.1 million for the quarter ended September 30, 2008, and $7.2 million and $36.4 million for the nine months ended September 30, 2009 and 2008.
Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. El Paso Pipeline Partners has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to obtain necessary governmental approvals for proposed pipeline projects and to successfully construct and operate such projects; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the risks associated with contracting and recontracting of transportation commitments; regulatory uncertainties associated with pipeline rate cases; actions taken by customers, third-party operators, processors and transporters; conditions in geographic regions or markets served by El Paso Pipeline Partners and its affiliates and equity investees or where its operations and affiliates are located; the effects of existing and future laws and governmental regulations; competitive conditions in our industry; changes in the availability and cost of capital; and other factors described in El Paso Pipeline Partners’ (and its affiliates’) Securities and Exchange Commission filings. While these statements and projections are made in good faith, El Paso Pipeline Partners and its management cannot guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. El Paso Pipeline Partners assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made, whether as a result of new information, future events, or otherwise.

Contacts:
Investor-Media Relations
Bruce Connery, Vice President
(713) 420-5855
Media Relations
Bill Baerg, Manager
(713) 420-2906